Exhibit 99.1

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	Anna.Kukowski@axiscapital.com
(212) 940-3339	(212) 715-3574

AXIS CAPITAL APPOINTS LIZABETH ZLATKUS TO BOARD OF DIRECTORS

Pembroke, Bermuda – February 26, 2019 – AXIS Capital Holdings Limited (“AXIS Capital” or “the Company”) (NYSE: AXS) announced today that Lizabeth Zlatkus has been appointed to the Company’s Board of Directors, effective March 15, 2019. A respected insurance industry leader, Ms. Zlatkus previously held several senior management positions at The Hartford Financial Services Group, Inc. during her 28-year tenure at the company.

“Liz is an exceptional leader who brings experience building and leading engaged and profitable insurance organizations, both in the U.S. and internationally,” said Michael A. Butt, AXIS Capital Board of Directors Chairman. “As we further transform our business to advance our vision of being a leading specialty insurer and global reinsurer, Liz’s deep industry knowledge, paired with her successful organizational leadership track record, will be instrumental to the Company’s long-term success.”

Ms. Zlatkus will serve as a member of AXIS Capital’s Audit and Finance Committees. Her appointment brings the size of the Company’s Board of Directors to 12 members, 10 of whom are independent directors.

“I am pleased to join AXIS Capital’s Board of Directors at this exciting time of change and innovation within the organization and in the global (re)insurance industry,” said Ms. Zlatkus. “The transformation already underway at AXIS is impressive, and I look forward to working with the Board to help the Company capitalize on the tremendous opportunity ahead.”

Ms. Zlatkus has an extensive management background in finance, risk and operations, as well as audit, compensation and board governance experience. She currently sits on the boards of Boston Private Financial Holdings, Inc. and Indivior Plc. Ms. Zlatkus joined The Hartford Financial Services Group, Inc. in 1983 and steadily rose through the organization while holding a variety of leadership positions, including Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Risk Officer. She also led the International and Group Benefits division and was Co-Chief Operating Officer of Hartford Life. She began her career at KPMG and graduated from The Pennsylvania State University.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2018, of $5 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited
92 Pitts Bay Road Pembroke, Bermuda HM08
Tel: 441.296.2600    Fax: 441.405.2600
www.axiscapital.com